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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                          INVESTMENT COMANY ACT OF 1940

                                 June 30th, 2003

================================================================================


                        Commission File Number: 000-30779

                        Shimoda Resources Holdings, Inc.
        (Exact name of small business issuer as specified in its charter)

         Nevada                                                75-2843787
(State of incorporation)                                (IRS Employer ID Number)

             1555 Flamingo Road, Suite 155, Las Vegas, Nevada 89119
                    (Address of principal executive offices)

                                  203-563-9430
                               (Telephone number)

                                 David J Mapley
                        Shimoda Resources Holdings, Inc.
            15 River Road, Suite 230, Wilton, Connecticut 06897-4065
               (Name and address of agent for service of process)


           ElPlata Corporation (formerly El Plata Mining Corporation)
              (Former name, former address and former fiscal year,
                         if changed since last report)



================================================================================

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

================================================================================


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ ]. NO [X ]

                                    FORM N-8A

Item 1.  Shimoda Resources Holdings, Inc.

Item 2.  Nevada.

Item 3.  Corporation.

Item 4.  Management Company.

Item 5.  (a) Closed-end.

         (b) Non-diversified.

Item 6.  None.

Item 7.  Names and addresses of Directors and Officers

         David John Mapley, Director, President & CEO
         24 Bride Lane,
         London EC4V 8DT
         England

         Peter Joseph Lazaro, CFO
         76 Indian Hill Road
         Bedford, New York 10506-1206 USA

         Ron Beveridge, Director
         3 Merewood Close
         Bromley,
         Kent BR1 2AN England

         Andrew Michael Kershaw, Director
         Isarago Kosaten
         Minato-Ku
         Tokyo,   Japan

         Graham Johnson, Director
         8 Avenue Reverdil
         Nyon 1260 Switzerland

         Jonathan Morley-Kirk, Director
         Pigneaux Farmhouse
         Princes Tower Road
         St. Saviour
         Jersey, Channel Islands

Item 8.  N/A.

Item 9.  (a) No.
         (b) Not Applicable. (c) Yes. (d) Yes.
         (e) 487 Shareholders as at May 31, 2003.

Item 10. Current value of registrant's total assets = US$ 4,170,555.67
                                                      ----------------

Item 11. No.

Item 12. Not Applicable.


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the town of Wilton and state of Connecticut on the 30th day of June, 2003.



[SEAL]

                                     Signature: /s/ David John Mapley
                                               ---------------------------------
                                               David John Mapley, CEO
                                               Shimoda Resources Holdings, Inc.



Attest: /s/ Peter Joseph Lazaro
       --------------------------------
       Peter Joseph Lazaro, CFO
       Shimoda Resources Holdings, Inc.